Exhibit 10.1

RESMED INC.
NON-EMPLOYEE DIRECTOR DEFERRAL PROGRAM
(Adopted Effective as of August 16, 2024)

ARTICLE I—PURPOSE

The purpose of this ResMed Inc. Non-Employee Director Deferral Program (the “Program”) is to provide non-employee directors (“Directors”) on the Board of Directors (the “Board”) of ResMed Inc. (the “Company”) with the opportunity to defer settlement of awards of restricted stock units (“RSUs”) granted under the ResMed Inc. 2009 Incentive Award Plan, as amended and restated, or any successor plan (the “Equity Plan”).

ARTICLE II—DEFERRAL OF RSUs

Section 2.1—Deferral Election Timing

On an annual basis for an applicable calendar year, a Director may, through an electronic or written election (a “Deferral Election”) on a form prescribed by the Company (the “Election Form”) elect to defer settlement of 100% (and not less than 100%) of an award of RSUs granted under the Equity Plan in such calendar year. An Election Form must be completed and submitted to the Company no later than the applicable date prescribed on the Election Form, as determined in accordance with this Section 2.1.

(1)    Eligibility Election. In the case of the first year in which a Director becomes eligible to participate in the Program, the Director may have up to 30 days following the date on which he or she becomes eligible to participate in the Program to submit an Election Form to the Company with respect to RSUs to be granted during such calendar year and after the date of the Director’s Deferral Election and for services rendered after such date. The Deferral Election becomes irrevocable upon the end of such 30-day period (or if earlier, the date prescribed in the Election Form). The determination of whether a Director may make a Deferral Election under this subsection will be determined in accordance with the rules of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), including Treasury Regulations Section 1.409A-2(a)(7).

(2)    Prior Year Election. A Director may elect to defer an award of RSUs by submitting an Election Form to the Company no later than December 31st of the calendar year prior to the calendar year in which such RSUs are granted. The Deferral Election becomes irrevocable no later than December 31st of the calendar year prior to the calendar year in which the RSUs are granted (or if earlier, the date prescribed in the Election Form).

(3)    Certain Forfeitable Rights Election. To the extent permitted by the Company and to the extent the RSUs are eligible for such election under Section 409A of the Code, a Director may elect to defer an award of RSUs by submitting an Election Form to the Company on or before the 30th day after the Director is granted the RSUs, provided that the election is made at least 12 months in advance of the earliest date at which the service-based vesting condition of the RSUs lapses. The Deferral Election becomes irrevocable upon the end of such 30-day period (or if earlier, the date prescribed in the Election Form). If the service-based vesting condition of the RSUs lapses before the end of the required 12-month service-based vesting period as a result of the Participant’s death or disability (as defined in Treasury Regulations Section 1.409A-3(i)(4)) or upon a change in control of the Company (within the meaning of Treasury Regulations
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Exhibit 10.1
Section 1.409A-3(i)(5)), the Deferral Election will be void unless it would be considered timely under another rule described in Treasury Regulations Section 1.409A-2(a).

Section 2.2— Time and Form of Settlement of Deferred RSUs

A Director may elect to defer RSUs until (i) the Director’s “separation from service” (within the meaning of Section 409A of the Code), (ii) a fixed date, or (iii) the earlier of the Director’s separation from service and a fixed date, each in accordance with rules prescribed in the Election Form. In the event that a Director elects to defer an award of RSUs but fails to specify the timing of settlement, settlement will be made on the Director’s separation from service. If a Director elects to defer an award of RSUs, the RSUs will be settled in a single lump sum in shares of the Company’s common stock in accordance with the Director’s Deferral Election.

Notwithstanding the foregoing or any Deferral Election made by a Director on an Election Form, in the event of a change in control of the Company (within the meaning of Treasury Regulations Section 1.409A-3(i)(5)), all then-outstanding and vested deferred RSUs will be settled to each applicable current or former Director in a single lump sum payment within 90 days following the effective date of such change in control.

ARTICLE III—ADMINISTRATION, AMENDMENT AND TERMINATION OF PROGRAM

Section 3.1—Administration

The Program shall be administered by the Compensation Committee of the Board (the “Committee”), provided that to the extent consistent with applicable laws, day-to-day ministerial tasks and operational matters may be handled by the appropriate officers and employees of the Company. The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Program and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Program.

Section 3.2—Amendment, Suspension and Termination

Subject to compliance with Section 409A of the Code, the Committee may, at any time, amend, suspend, or terminate the Program in whole or in part, provided that no such action may decrease the amount or value of any outstanding deferred RSUs or any associated Dividend Equivalents (as defined in the Equity Plan) as of the date such action is taken.

ARTICLE IV—MISCELLANEOUS

Section 4.1—Section 409A Compliance

The Program shall be construed and administered in compliance with the conditions of Section 409A of the Code. Any Election Form, Deferral Election or other provision of this Program that would not comply with Section 409A of the Code shall not be effective for purposes of this Program. Each payment payable under the terms of this Program is intended to constitute a separate payment for purposes of Section 409A of the Code. Notwithstanding anything to the contrary herein or in any Election Form or other document or Award Agreement (as defined in the Equity Plan) pertaining to any deferred RSUs, in the event that a payment is due upon a Director’s separation from service and the Director is a “specified employee” (within the meaning of Section 409A of the Code) on the date of the Director’s separation from service, the deferred RSUs will be paid in a lump sum on the date that is the first day of the seventh month after the date of the Director’s separation from service. The Company does not warrant that the Program will comply with Section 409A of the Code with respect to any
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Exhibit 10.1
Director or with respect to any payment. In no event shall the Company or any subsidiary or affiliate or any director, officer, or employee of the Company (other than the Director) be liable for any additional tax, interest, or penalty incurred by any Director or beneficiary as a result of the Program’s failure to satisfy the requirements of Section 409A of the Code, or as a result of the Program’s failure to satisfy any other requirements of applicable tax laws.

Section 4.2—Program Accounts; Dividend Equivalent Rights

Deferred RSUs in respect of each applicable calendar year will be separately designated and tracked under the Program on behalf of each Director. In this regard, the Company will create and maintain on its books a Program account for each Director who has made an election to defer settlement of RSUs under Section 2.1. Following the vesting of the deferred RSUs, the Company will credit to such Program account a number of deferred RSUs corresponding to the number of RSUs the Director has elected to defer.

Unless otherwise determined by the Committee, a Director who has deferred RSUs under the Program shall have a right to Dividend Equivalents equal to the value of any dividends paid on shares of Company common stock for which the record date occurs during the period commencing on the date the deferred RSUs vest and ending on the date the deferred RSUs are settled pursuant to Section 2.2. The Dividend Equivalents entitle the Director to a cash payment equal to the dividends that the Director would have received had the shares of Company common stock underlying the Director’s deferred RSUs been held by the Director during such period. Such Dividend Equivalent will be treated separately from the deferred RSUs and will be paid in cash to the Director as soon as reasonably practicable after the date the Company distributes the corresponding dividend to the holders of shares of common stock and in any event within the same calendar year as the year in which such dividend is distributed.

Section 4.3—Unsecured General Creditor

The Company’s obligations under the Program constitute an unfunded and unsecured promise to distribute shares of Common Stock and/or cash in the future. Directors’ and beneficiaries’ rights under the Program are solely those of general unsecured creditors of the Company. No assets will be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of the Program.

Section 4.4—Non-U.S. Directors

Directors who are foreign nationals or residents or employed outside the United States, or both, may participate in the Program on such terms and conditions different from those applicable to Directors who are not foreign nationals or residents or who are employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law, regulations or tax policy.
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